Exhibit 10.6b
January 1, 2008
Mr. W. Stancil Starnes
ProAssurance Corporation
100 Brookwood Place, Suite 300
Birmingham, AL 35209
Re: Employment Agreement
Dear Stan:
          Effective as of May 1, 2007, you entered into an Employment Agreement with ProAssurance Corporation (the “Agreement”). Since that date, we have been engaged in an extensive review of all of the company’s agreements, plans, and practices to determine whether modifications are required in order to comply with the requirements of Section 409A of the Internal Revenue Code and the final regulations that were issued by the Internal Revenue Service in the spring. Based on a review of the Agreement, it has been determined that minor modifications to the Agreement are required. This letter and your acceptance of its provisions will be considered an amendment to the Agreement.
          Sections 3.2(a) and 3.2(b) of the Agreement are amended to provide that annual incentive compensation will be paid by March 15th of the year following the year to which such compensation is attributable.
          Section 4.3 of the Agreement is amended to revise the definition of “Good Reason” to conform to the Code Section 409A safe harbor for involuntary separation from service by deleting the first two sentences in Section 4.3 from the Agreement and by substituting the following in lieu thereof as the first two sentences in Section 4.3 of the Agreement:
4.3 Termination by Executive for Good Reason. Executive may terminate his employment with ProAssurance for Good Reason. For purposes of this Agreement, “Good Reason” shall constitute any of the following circumstances if they occur without the Executive’s express written consent during the Term: (i) if the Board shall refuse or fail to reelect Executive to the office of Chief Executive Officer of ProAssurance or should change the duties and responsibilities of Executive in a manner that is a material diminution of the duties and responsibilities of the Chief Executive Officer under the bylaws of ProAssurance as currently in effect; (ii) ProAssurance shall require that the Executive’s primary location of employment be more than 100 miles from the location of ProAssurance’s principal offices as of the date of this Agreement; (iii) a material reduction in the Executive’s Base Salary as set forth in Section 3.1 hereof; (iv) a material breach by ProAssurance of any provision of this Agreement; or (v) the

Mr. W. Stancil Starnes
January 1, 200

election by ProAssurance not to automatically extend the Term of this Agreement as provided in Section 1 hereof.
          Section 5.2 of the Agreement is amended to provide for the payment of Severance Benefits in accordance with the requirements of Code Section 409A by deleting Section 5.2(a) in its entirety from the Agreement and substituting the following in lieu thereof as Section 5.2(a) of the Agreement:
(a) If, (I) during the Term, (x) ProAssurance terminates the employment of Executive for any reason other than Cause, death, Disability or Retirement, or (y) Executive terminates his employment with ProAssurance for Good Reason, or (z) this Agreement is automatically terminated upon a Change of Control (as provided in Section 8.2 hereof), and (II) the Executive signs the release form that is attached to this Agreement as Exhibit C (the “Release”) within sixty (60) days after either the Date of Termination or the effective date of the Change of Control, whichever is applicable, the Executive shall receive an amount equal to a sum of the amounts payable as Base Salary from the Date of Termination to the end of the Term at the then current rate (the “Severance Benefits”). Subject to the delivery of the executed Release by Executive, the Severance Benefits shall be paid in cash or good funds in equal monthly installments during the Restricted Period (as defined in Section 6.1 hereof) commencing on the fifteenth day of the calendar month that occurs not less than seven (7) days after the execution of the Release and ending on the first day of the last full calendar month in the Restricted Period; provided that the obligation of ProAssurance to pay such Severance Benefits to the Executive after termination of employment shall be subject to termination as herein provided in the event Executive violates the covenants under Section 6.1 hereof; and provided further that the payment of such Severance Benefits shall be payable by ProAssurance in lump sum on the automatic termination of this Agreement upon a Change of Control. ProAssurance shall withhold from any amounts payable under this Agreement all federal, state, city or other income and employment taxes that shall be required. Notwithstanding the foregoing, if the Executive is a “specified employee” within the meaning of Code Section 409A(a)(2)(b)(i), the payment schedule for Severance Benefits shall be modified or adjusted to provide that no payments shall be made until the expiration of six (6) months following the Date of Termination. In the event that payments are so delayed, a lump sum payment of the accumulated unpaid amounts attributable to the six (6) month period shall be made to Executive on the first day of the seventh month following the Date of Termination. This six month delay shall not apply to any Severance Benefits which are not subject to the requirements of Section 409A of the Code by reason of (i) their being separation pay upon an involuntary separation from service or their being paid on account of a Change of Control and (ii) their otherwise

Mr. W. Stancil Starnes
January 1, 200

meeting the requirements and limitations of the regulations under the above referenced Code section. In no event shall the aggregate amount of Severance Benefits be reduced as a result of such modification or adjustment.
          The amendments to the Agreement will be effective January 1, 2008. If you are in agreement with these amendments, please return a signed copy of this letter to me.
Sincerely,
ProAssurance Corporation

By

Accepted on this 26th day of February, 2008.

W. Stancil Starnes